Exhibit 10.2

Execution Version

AGREEMENT REGARDING WARRANTS EXERCISE AND NOTE CONVERSION

This Agreement Regarding Warrants Exercise and Note Conversion (this “Agreement”) is made and entered into effective as of this 2nd day of May, 2016, by and between Golden Minerals Company, a Delaware corporation (the “Company”) and Sentient Global Resources Fund IV, L.P., a Cayman Island exempted limited partnership (“Sentient”).

WHEREAS, Sentient and its affiliates currently own approximately 49% of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, the Company is considering certain financing opportunities through the sale of Common Stock or securities convertible into Common Stock (the “Financing”);

WHEREAS, pursuant to a private placement with Sentient on September 18, 2012, Sentient has the right to purchase 1,129,872 shares of Common Stock pursuant to exercise of its 1,365,794 outstanding warrants acquired thereunder (the “2012 Warrants”);

WHEREAS, pursuant to a private placement with Sentient on September 10, 2014, Sentient has the right to purchase 2,900,000 shares of Common Stock pursuant to exercise of its 5,800,000 outstanding warrants acquired thereunder (the “2014 Warrants”, and together with the 2012 Warrants, the “Warrants”);

WHEREAS, on October 27, 2015, the Company entered into a Loan Agreement (the “Loan Agreement”) with Sentient, pursuant to which the Company borrowed $5.0 million, the entire amount available under the Loan Agreement, pursuant to a Senior Secured Convertible Note (the “Note”) in favor of Sentient, with principal and accrued interest due and payable on October 27, 2016 (the “Maturity Date”);

WHEREAS, as of the date hereof, approximately $1.2 million principal and accrued interest remain outstanding under the Note and due at the Maturity Date, all of which may be converted into shares of the Common Stock pursuant to the Note (the “Conversion Rights”);

WHEREAS, in the aggregate, approximately 8,000,000 shares of Common Stock are reserved for issuance upon exercise of the Warrants and upon exercise of the Conversion Rights:

WHEREAS, the Company has 100,000,000 shares of authorized Common Stock, of which approximately 6,000,000 remain available for issuance and are not reserved for issuance pursuant to convertible securities (including estimated shares reserved for issuance resulting from anti-dilution triggers upon a Financing), including the Warrants and the Note;

WHEREAS, the Company has submitted for approval by the shareholders at the 2016 annual meeting to be held May 19, 2016, a proposal to increase its authorized Common Stock from 100,000,000 to 200,000,000;

WHEREAS, if Sentient agrees to not exercise the Warrants and its Conversion Rights under the Note until such time the Company increases its authorized Common Stock by at least 8,000,000 shares, then the Company will have approximately 14,000,000 shares of Common Stock available for issuance in the Financing;

WHEREAS, pursuant to the Loan Agreement, the Company must use commercially reasonable best efforts to raise no less than $5,000,000 through the sale of equity or securities convertible into equity prior to the Maturity Date; and

WHEREAS, in order to permit the Company to complete the Financing, the parties hereto have agreed to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to permit the Company to consummate the Financing, Sentient and the Company hereby agree as follows:

1.                                            Financing. The Company represents to Sentient that the completion of the Financing should provide sufficient capital for the Company to fund its operations under its current business plans. As a substantial stockholder of the Company, Sentient would benefit indirectly from the Financing.

2.                                            Agreements Concerning Warrant Exercise Rights.  In connection with the Financing, subject to the terms and conditions contained herein, Sentient agrees that it will not exercise the Warrants until after the Termination Date (as defined below). Sentient further agrees to not enforce its rights pursuant to the first sentence of Section 7 of the warrant agreements governing the Warrants which require that the Company will reserve and keep available out of its authorized but unissued and unreserved Common Stock the number of shares issuable upon exercise of the Warrants (the “Warrant Shares Reservation Obligation”) until after the Termination Date. Sentient agrees that the Company’s temporary inability to maintain the Warrant Shares Reservation Obligation pursuant to this Agreement does not constitute a breach, violation or default under the warrant agreements governing the Warrants.

3.                                            Agreements Concerning Note Conversion Rights. In connection with the Financing, subject to the terms and conditions contained herein, Sentient agrees that it will not exercise its Conversion Rights under the Note until after the Termination Date. Sentient further agrees to not enforce its rights pursuant to the provisions of Section 2(b) of the Note which provides that the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Note (the “Note Conversion Shares Reservation Obligation”) until after the Termination Date. Sentient agrees that the Company’s temporary inability to maintain the Note Conversion Shares Reservation Obligation pursuant to this Agreement does not constitute a breach, violation or default under the Note or Loan Agreement.

4.                                            Termination Date. The agreements of Sentient contained in Sections 2 and 3 above shall terminate on the earlier to occur of (i) July 19, 2016, or (ii) the date on which the shareholders approve the increase in the Company’s authorized Common Stock from 100,000,000 to 200,000,000 and the amendment to the Company’s Amended and Restated

Certificate of Incorporation is filed and accepted by the Delaware Secretary of State (the “Termination Date”). Notwithstanding the foregoing, if the Financing has not closed within five (5) business days after the date this Agreement is executed and delivered, this Agreement shall automatically terminate and that termination date shall be the “Termination Date” for purposes of this Agreement. No later than the Termination Date, the Company shall reserve a sufficient number of shares of the authorized and unissued Common Stock of the Company to satisfy the Company’s obligations to issue shares upon the exercise of the Warrants and upon exercise of the Conversion Rights.

5.                                            Continuing Warrants Rights and Obligations.  Except as expressly provided in this Agreement, all rights and obligations under the Warrants, the warrant agreements, and all other transaction documents related thereto, shall remain unmodified, shall remain and continue in full force and effect, including but not limited to the anti-dilution protections contained therein, and nothing in this Agreement except as provided above shall act to cancel, amend, modify or supersede such continuing rights and obligations. The terms of the agreements governing the Warrants are hereby confirmed, approved and ratified.

6.                                            Continuing Note Rights and Obligations.  Except as expressly provided in this Agreement, all rights and obligations under the Loan Agreement, the Note, and all other transaction documents related thereto, shall remain unmodified, shall remain and continue in full force and effect, including but not limited to the anti-dilution protections contained therein, and nothing in this Agreement except as provided above shall act to cancel, amend, modify or supersede such continuing rights and obligations. The terms of the Loan Agreement, the Note and the other documents concerning the transactions referenced in the Loan Agreement are hereby confirmed, approved and ratified.

7.                                            Additional Representations and Warranties. The Company makes the following representations and warranties, which shall survive the execution and delivery of this Agreement: (a) Prior to and as of the date first referenced above, no Event of Default has occurred and as of the date first referenced above no Event of Default under the Loan Agreement and the other documents executed and delivered in connection therewith will exist immediately after giving effect to the agreements contained herein; and (b) Each of the representations and warranties of the Company set forth in the Loan Agreement are true and correct as though such representations and warranties were made at and as of the date of this Agreement, except to the extent that any such representations or warranties are made as of a specified date or with respect to a specified period of time, in which case such representations and warranties shall be made as of such specified date or with respect to such specified period. Each of the representations and warranties made under the Loan Agreement shall survive to the extent provided therein and not be waived by the execution and delivery of this Agreement.

8.                                            Governing Law; Entire Agreement.  This Agreement shall be governed by the laws of the State of Colorado.  Unless otherwise specifically addressed herein, this Agreement constitutes the sole and entire agreement of the parties with respect to its subject matters, supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matters, and may not be modified except in a writing signed by both parties.

9.                                            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

10.                                     Further Assurances. The parties agree that from time to time, without further consideration, they will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or reasonably desirable, or that the Company or Sentient may request, in order to effect the intent of the parties as set forth herein. The Company further agrees, upon written request from Sentient, to use commercially reasonable efforts to cause its indirect subsidiaries Minera William, S.A. de C.V., Minera Labri, S.A. de C.V. and Servicios Velardena, S.A. de C.V., each of which are guarantors under the Loan Agreement and Note, to execute and file a Consent and Reaffirmation of Guaranty in favor of Sentient concerning such guarantor’s obligations under each respective Corporate Guaranty and Solidary Obligation, and any other loan document executed and delivered by such guarantor with respect to the Loan Agreement.

11.                                     Conditions Precedent. The agreements described in Sections 2 and 3 above, are subject to the satisfaction of (or waiver by Sentient in its sole discretion) the following conditions precedent:

(a)                                 a Reaffirmation of Guaranty and corporate resolutions consenting to and acknowledging such reaffirmation, each in form and substance acceptable to Sentient, shall have been executed and delivered to Sentient by of ECU Silver Mining, Inc. and ASM Services S.à r.l., each of which are guarantors under the Loan Agreement and Note;

(b)                                 the Company shall have paid to Sentient’s attorneys’ fees and expenses it has incurred or paid in connection with the preparation of this Agreement and related instruments;

(c)                                  the Company shall have executed and delivered such other documents and instruments that Sentient may reasonably request to effect the purposes of this Agreement,

(d)                                 a legal opinion of Davis Graham & Stubbs LLP, and

(e)                                  Satisfaction that the rules of the TSX, NYSE MKT and Multilateral Instrument 61-101 are satisfied, to the extent the transactions described herein require such satisfaction.

12.                                     Expenses. The Company agrees to pay all costs and expenses incurred by Sentient in connection with the preparation, execution and delivery of this Agreement and any other documents or instruments which may be delivered in connection herewith.

13.                                     Release. In consideration of the amendments provided herein, the Company releases and discharges Sentient, and its affiliates, partners, directors, officers, employees, agents, successors and assigns from all claims and causes of action of any nature whatsoever, which the Company, its successors and assigns ever had or have as of the date hereof against Sentient that arise, directly or indirectly, out of or are related to the Warrants or the Loan Agreement, including the administration of the Loan. The Company acknowledges that the obligations arising under the Loan Agreement are not subject to any counterclaim, offset, defense or right of recoupment against Sentient.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GOLDEN MINERALS COMPANY, a Delaware corporation

By:	/s/ Warren M. Rehn
Name: Warren M. Rehn
Title: President and Chief Executive Officer

SENTIENT GLOBAL RESOURCES FUND IV, L.P., a Cayman Islands exempted limited partnership

By: Sentient GP IV, L.P., General Partner
By: Sentient Executive GP IV, Limited, General Partner

By:	/s/ Andrew Pullar
Name: Andrew Pullar
Title: Director

Signature Page to Agreement Regarding Warrants Exercise and Note Conversion